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                                                                     Exhibit 4.5

                             CONTRIBUTION AGREEMENT

      THIS AGREEMENT is dated as of March 10, 2003

BETWEEN:

            THE RAVELSTON CORPORATION LIMITED, a corporation incorporated under the laws of Ontario

            ("Ravelston")

            - and -

            RAVELSTON MANAGEMENT INC., a corporation incorporated under the laws of Ontario

            ("RMI")

            - and -

            HOLLINGER INC., a corporation incorporated under the laws of Canada

            ("HI")

RECITALS:

A. HI and RMI have entered into an indenture dated as of March 10, 2003 (the "Indenture") with Wachovia Trust Company, National Association, as trustee (the "Trustee"), which provides for the issue by HI of senior secured notes (the "Notes").

B. Ravelston is the holder, directly or indirectly, of 78.2% of the issued and outstanding retractable common shares of HI. RMI is a wholly-owned direct subsidiary of Ravelston. RMI has entered into a guarantee of the Notes.

C. Pursuant to the Support Agreement (as defined below), RMI has agreed to provide support to HI in connection with the Notes.

D. Ravelston has borrowed U.S.$11,500,000 from HI under a promissory note dated March 10, 2003 made by Ravelston as borrower in favour of HI as lender (the "RCL Loan") used by Ravelston to repay currently outstanding senior bank debt of Ravelston. The amounts to be contributed by RMI to HI under the Support Agreement are reduced by any RCL Repayment Amounts (as defined in the Support Agreement) paid by Ravelston to HI in respect of the RCL Loan.

E. Section 2 of the Support Agreement provides that the Annual Support Amount (as defined below) shall be contributed by RMI to HI as either (i) subscription for Qualified Capital Stock, (ii) contributions to capital in respect of the Capital Stock of HI already issued and without the issuance of additional Capital Stock of HI to RMI, or (iii) Subordinated Debt (all as defined in the Support Agreement), as determined by RMI and HI. RMI and HI may make the determination as to the manner in which


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      the Annual Support Amount is contributed, and change that determination, from time to time in their sole discretion without approval of the Trustee.

F. In connection with the issuance of the Notes, the board of directors of HI formed a Special Committee (as defined below) who reviewed the Notes offering and related transactions.

G. This Agreement sets forth, among other things, RMI and HI's current agreement as to the manner in which the Annual Support Amount shall be contributed by RMI to HI for purposes of the Support Agreement.

    NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

1.    Definitions. For the purposes of this Agreement:

      "AGREEMENT" means this agreement as it may be amended, supplemented, restated or replaced from time to time; the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement as a whole and not to any particular article, section, schedule or other portion hereof.

      "ANNUAL SUPPORT AMOUNT" has the meaning assigned to such term in the Support Agreement.

      "CAPITAL STOCK" has the meaning assigned to such term in the Indenture.

      "FLOOR AMOUNT" has the meaning assigned to such term in the Support Agreement.

      "LIENS" has the meaning assigned to such term in the Indenture.

      "NEGATIVE NET CASH FLOW" has the meaning assigned to such term in the Support Agreement.

      "OBLIGATIONS" means all of the obligations, liabilities and indebtedness of RMI to HI from time to time, whether present or future, absolute or contingent, liquidated or unliquidated, of whatsoever nature or kind, in any currency, under or in respect of this Agreement and the Support Agreement.

      "PERMITTED LIENS" has the meaning assigned to such term in the Indenture.

      "PUBLIC COMPANY" means a company whose voting, participating equity securities are (1) held by persons who are not affiliates of the company or acting jointly or in concert with an affiliate of the company and (2) listed on a stock exchange.

      "RCL OWNERSHIP PERCENTAGE" means, at any time, the percentage of retractable common shares of HI owned by Ravelston and its Affiliates (as defined in the Indenture).

      "RMI LOAN" means the grid promissory note in favour of RMI as lender from HI as borrower dated the date hereof.


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      "SPECIAL COMMITTEE" means a committee of the board of directors of HI comprised of not less than three directors, each of whom is neither an officer nor an employee of HI or any of its Affiliates.

      "SUPPORT AGREEMENT" means the RMI/HI support agreement between RMI and HI dated the date hereof.

2. Support Amounts. The Annual Support Amount which RMI is required to contribute under the Support Agreement for any fiscal year shall be paid by HI to RMI as follows:

      (a) if Negative Net Cash Flow in that fiscal year is greater than the Floor Amount, then all amounts to be contributed by RMI to HI in respect of that fiscal year pursuant to the Support Agreement shall be contributions by RMI to the capital of HI in respect of Capital Stock already issued and without the issuance of additional Capital Stock of HI to RMI;

      (b) if Negative Net Cash Flow in that fiscal year is zero, then all amounts to be contributed by RMI to HI in respect of that fiscal year pursuant to the Support Agreement shall be contributions by way of advances from RMI to HI under the RMI Loan; and

      (c) if Negative Net Cash Flow in that fiscal year is less than the Floor Amount, then (1) all amounts to be contributed by RMI to HI in respect of that fiscal year pursuant to the Support Agreement up to the amount of the Negative Net Cash Flow for that fiscal year shall be contributions by RMI to the capital of HI in respect of Capital Stock already issued and without the issuance of additional Capital Stock of HI to RMI, and (2) all amounts to be contributed by RMI to HI in respect of that fiscal year pursuant to the Support Agreement in excess of the Negative Net Cash Flow for such fiscal year shall be contributions by way of advances from RMI to HI under the RMI Loan.

3. Payment of Support Amounts. The Annual Support Amount shall be paid by RMI to HI as follows:

      (a) for the first three quarters of each fiscal year, the amount to be paid by RMI pursuant to section 3(a) of the Support Agreement shall be paid by way of contributions by RMI to the capital of HI in respect of Capital Stock already issued and without the issuance of additional Capital Stock of HI to RMI; and

      (b) for the last quarter of each fiscal year, the amount to be paid pursuant to section 3(b) of the Support Agreement shall be paid by way of either (i) advances from RMI to HI or, if permitted by the Indenture, repayments from HI to RMI under the RMI Loan, (ii) contributions by RMI to the capital of HI in respect of Capital Stock already issued and without the issuance of additional Capital Stock of HI to RMI, and/or (iii) if permitted by the Indenture, returns of capital of HI to RMI, all in such amounts as shall be required to meet the requirements of section 2 hereof.

      For greater certainty, with respect to any period that is less than a fiscal quarter or a fiscal year, the Annual Support Amount to be paid by RMI to HI for such period shall be calculated pro rata by reference to the number of days in such period, computed on the basis of a 360-day year of twelve 30-day months.


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                                      - 4 -

4. Ravelston Covenants. At all times while the Obligations are outstanding, Ravelston covenants in favour of HI to:

      (a) take all actions, including without limitation voting the capital stock of RMI, so as to cause RMI to comply with its obligations under (i) the covenants of RMI set out in sections 10.22(a) and
            10.23 of the Indenture, (ii) the Support Agreement, and (iii) this Agreement; and

      (b) comply with the covenants of Ravelston set out in section 10.22(b) of the Indenture.

5. RMI Covenants. At all times while the Obligations are outstanding, RMI covenants in favour of HI:

      (a) not to create, incur, assume or suffer to exist any Lien on any of its assets or properties, other than Permitted Liens; and

      (b)   to comply with the covenants of RMI set out in section 10.22(a) and
            10.23 of the Indenture.

6. Additional Contributions to Pay Dividends. In the event that, in any fiscal year (i) the board of directors of HI resolves to declare a cash dividend on the retractable common shares of HI which is permitted under the Indenture, and (ii) after giving effect to the Annual Support Payment paid by RMI to HI under the Support Agreement, HI does not have sufficient cash to pay such dividend (the "Dividend Cash Shortfall"), then RMI will contribute to HI an amount equal to the Dividend Cash Shortfall, as follows:

      (a) an amount equal to the product obtained by multiplying (i) the RCL Ownership Percentage immediately prior to the date for payment of such dividend, by (ii) the Dividend Cash Shortfall, shall be paid by way of contributions by RMI to the capital of HI in respect of Capital Stock already issued and without the issuance of additional Capital Stock of HI to RMI; and

      (b) the balance of the Dividend Cash Shortfall shall be paid by way of advances from RMI to HI under the RMI Loan.

7. Merger, Consolidation, Amalgamation. RMI shall not, in a single transaction or a series of related transactions, consolidate with, amalgamate or merge with or into any other person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person, if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of RMI to any other person, unless at the time and after giving effect thereto either (i) RMI shall be the continuing corporation or (b) the person (if other than RMI) formed by such consolidation or into which RMI is merged or amalgamated or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of RMI expressly assumes all the obligations of RMI hereunder and this Agreement remains in full force and effect.

8. Termination. This Agreement shall terminate upon (i) repayment in full of the Notes and termination of the Support Agreement, or (ii) HI ceasing to be a Public Company.



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9.    Modification, Amendment and Termination. This Agreement may be modified, amended or terminated only by the written agreement of all parties hereto, and, so long as HI is a Public Company, with the approval of a Special Committee.

10. Assignment. The benefits of this Agreement may not be assigned without the express written consent of the parties hereto.

11. Successor and No Third Party Beneficiaries. This Agreement will enure to the benefit of, and be binding upon, the parties to this agreement and their respective successors and permitted assigns. No provision of this agreement, express or implied, is intended to confer upon any person other than the parties to this agreement and their successors or permitted assigns, any rights or remedies under or by reason of this agreement or any beneficial interest in this agreement or any such rights or remedies.

12. Governing Law. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario for all matters arising out of or in connection with this Agreement.

      DATED as of the date first set out above.

                                       THE RAVELSTON
                                       CORPORATION LIMITED

                                       By:  /s/ Peter Y. Atkinson
                                            ------------------------------------
                                            Name:  Peter Y. Atkinson
                                            Title: Executive Vice-President


                                       RAVELSTON MANAGEMENT
                                       INC.

                                       By:  /s/ Peter Y. Atkinson
                                            ------------------------------------
                                            Name:  Peter Y. Atkinson
                                            Title: Executive Vice-President


                                       HOLLINGER INC.

                                       By:  /s/ Peter Y. Atkinson
                                            ------------------------------------
                                            Name:  Peter Y. Atkinson
                                            Title: Executive Vice-President